UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported):   January 2, 2008
Netezza Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33445	04-3527320

(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

200 Crossing Boulevard Framingham, MA	01702

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:   (508) 665-6800

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On January 2, 2008, Netezza Corporation (the “Company”) entered into a lease (the “Lease”) with NE Williams II, LLC (the “Landlord”) to rent approximately 59,000 square feet of office space at 26 Forest Street in Marlboro, MA (the “Premises”). The Premises will be used as the Company’s primary business location. The lease term commences 10 days after substantial completion of the tenant improvement construction being performed by Landlord, which is currently expected to occur in April 2008, and expires 7 years and 3 months thereafter. There are no rent payments due for the first 3 months of the lease term. Thereafter the Company will pay aggregate rental fees of approximately $9.6 million over the remaining 7-year term. The Company will provide a security deposit in the form of a letter of credit for the benefit of the Landlord in the amount of $500,000, which will be reduced annually by $100,000 provided that no event of default occurs as set forth in the Lease. Notwithstanding the foregoing, if the Company reports four continuous quarters of positive income before taxes, the security deposit will be reduced to 50% of its then-current amount and annual reductions in the amount of the security deposit will be $50,000, not $100,000 as set forth above. The security deposit will not be reduced below $100,000.
     The foregoing description of the Lease is not complete and is qualified in its entirety by reference to the full text of the Lease, which the Company intends to file as an exhibit to its Annual Report for the fiscal year ending January 31, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Netezza Corporation
Date: January 7, 2007	By:	/s/ Patrick J. Scannell, Jr.
Patrick J. Scannell, Jr.
Senior Vice President and Chief Financial Officer